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                          AMENDMENT TO DEALER AGREEMENT

         THIS AMENDMENT TO DEALER AGREEMENT ("Amendment") is entered into as of this ___ day of January 2005 by and between Gartmore Distribution Services, Inc. ("Gartmore Distribution") and the broker or dealer set forth in the signature block below ("Dealer").

                                   BACKGROUND

         Gartmore Distribution and Dealer are parties to a Dealer Agreement dated as of ____________ (the "Dealer Agreement"), pursuant to which Dealer participates in the distribution of shares of the series and classes of Gartmore Mutual Funds, an Ohio business trust ("Gartmore Ohio"), and Gartmore Mutual Funds, II Inc., a Maryland corporation, listed on Exhibit A thereto (the "Funds"). Gartmore Ohio has agreed to sell all or substantially all of its assets to Gartmore Mutual Funds, a Delaware statutory trust ("Gartmore Delaware"), including, without limitation, the Funds (the "Transaction"). The parties desire to amend the Dealer Agreement as set forth below.

         For good and valuable consideration, receipt of which is hereby acknowledged, intending to be legally bound, the parties agree as follows:

         1. This Amendment is effective upon the consummation of the Transaction.

         2. Effective as of the closing of the Transaction, the Dealer shall be participating in the distribution of shares of the series and classes of Gartmore Delaware and not Gartmore Ohio, and the preamble of the Dealer Agreement shall be amended as follows: The words "Gartmore Mutual Funds, Gartmore Mutual Funds II Inc." shall be deleted and replaced with "Gartmore Mutual Funds, a Delaware statutory trust, and Gartmore Mutual Funds II, Inc., a Maryland corporation."

         3. Notwithstanding the provisions of Section 12 of the Dealer Agreement and the termination, effective upon the closing of the Transaction, of the Underwriting Agreement dated as of October 1, 2002 between Gartmore Ohio and Gartmore Distribution, the parties hereby agree that the Dealer Agreement shall continue in full force and effect and shall not be terminated.

         4. Except as amended hereby, the Dealer Agreement remains in full force and effect and hereby is ratified and confirmed in all respects.

         5. This Amendment shall be governed by and construed to be in accordance with the substantive laws of the State of Delaware, without reference to choice of law principles thereof and in accordance with the Investment Company Act of 1940, as amended (the "1940 Act"). In case of any conflict, the 1940 Act shall control.

         6. The parties may enter into this Amendment by executing this document. Alternatively, the Dealer's placement of an order and/or acceptance of payments of any kind after the Dealer's receipt of this Amendment shall constitute the Dealer's acceptance of this Amendment.

         7. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original and together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first written above.

GARTMORE DISTRIBUTION SERVICES, INC.        DEALER: ____________________________


By:                                         By:
   ---------------------------------           ---------------------------------
Name:                                       Name:
Title:                                      Title: